UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934
(Amendment No. )

_____________________________

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-12

PRINCIPAL EXCHANGE-TRADED FUNDS
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]    Fee paid previously with preliminary materials.

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Principal Capital Appreciation Select ETF
May 4, 2026
Dear Shareholder,
As a shareholder in the Principal Capital Appreciation Select ETF (the “Fund”), you recently received a proxy communication via e-mail or in the mail in connection with the Special Meeting of Shareholders to be held on June 25, 2026.
Shareholders are being asked to consider and approve a change to the Fund's sub-classification under the Investment Company Act of 1940, as amended, from "diversified" to "non-diversified" and to change the related fundamental investment restriction
The Board of Trustees recommends that you vote FOR the proposal. It is important that you exercise your right to vote. Please take a moment to sign, date and mail the enclosed card in the pre-paid envelope or follow the instructions below to vote by telephone or internet.
What are the benefits of this proposal?
If the proposal is approved, shareholders of the Fund will receive the same services they are accustomed to receiving. It is also important for you to know:
▪Enhanced investment flexibility
▪Reflects developments in the market
▪No material change to investment strategy

Vote by Phone by calling 1-888-569-8137 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
If you have any questions or need assistance in voting, please contact our proxy solicitor, Sodali Fund Solutions (“SFS”) at 1-888-569-8137. Please note that an SFS representative may call you to assist in voting.
Thank you,
Deanna Y. Pellack
Counsel and Secretary
Principal Exchange Traded Funds
Link to all materials https://proxyvotinginfo.com/p/prinetf.
To receive a free copy of the Proxy Statement, please call the Funds solicitor toll free at 888-569-8137.      Principal ETF - REM 1